EXHIBIT 99.1

Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

[MISSION RESOURCES LOGO APPEARS HERE]	NEWS RELEASE

Contact:	Ann Kaesermann

Vice President—Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources Closes $12.5 Million Working Capital Facility;

Updates on Nasdaq Hearing and 2003 Drilling Progress

HOUSTON, June 16, 2003 (BUSINESS WIRE)—Mission Resources Corporation (Nasdaq:MSSN) announced today that it has amended and restated its existing senior secured credit agreement to add a three year revolving credit facility of up to $12.5 million, including a letter of credit sub facility of up to $3.0 million. The proceeds of the revolving credit facility are to be used to finance the Company’s ongoing working capital and general corporate needs. Currently, there are no funds drawn under the revolving credit facility. For a more detailed discussion of the terms of the revolving credit facility, please refer to the Form 8-K filed regarding this transaction.

The terms of the existing $80.0 million term loans made to the Company pursuant to its existing senior secured credit agreement have not materially changed in connection with the addition of the revolving credit facility except that the Company must have excess availability (as defined in the amended and restated credit agreement) of $5.0 million before certain prepayments may be made on the term loans.

“Closing on our revolving credit facility was an important step toward the Company’s return to financial strength. We have made significant progress in our efforts to recapitalize Mission’s balance sheet and in implementing our growth program,” said Robert L. Cavnar, Mission’s chairman, president and chief executive officer. “We are pleased with our results so far and are aggressively executing our plans.”

Additionally, the Company announced that on June 5, 2003, Mission had its scheduled hearing before a Nasdaq Listing Qualifications Panel to review the Company’s appeal of a Nasdaq Staff Determination to delist the Company’s common stock from The Nasdaq National Market. The Company presented its business plan for achieving and sustaining compliance with the Nasdaq Marketplace Rules. Mission expects a decision to be made in the next few weeks.

Mission also announced updated progress on its 2003 Drilling Program. The status of the thirteen wells in the 2003 Drilling Program is as follows:

•	Three wells are drilling.

•	Two wells are being completed.

•	Seven wells are to begin drilling by July 1st.

•	One well was plugged and abandoned. Mission’s working interest in this offshore well was 1.2% and total cost incurred was less than $100,000.

The Company will provide further updates on the 2003 Drilling Program as information becomes available.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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